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                                                under 17 C.F.R. Sections 200.80,
                                                200.83 and 230.406

                                                                   EXHIBIT 10.43


                        RESEARCH COLLABORATION AGREEMENT

        THIS RESEARCH COLLABORATION AGREEMENT (the "Agreement"), dated as of ________, 1996, (the "Effective Date") is entered into between SIGNAL PHARMACEUTICALS, INC., a California corporation ("SIGNAL"), having a place of business at 5555 Oberlin Drive, San Diego, California 92121, and ROCHE BIOSCIENCE, a Division of Syntex (U.S.A.) Inc., a Delaware corporation ("ROCHE BIOSCIENCE"), having a place of business at 3401 Hillview Avenue, Palo Alto, California 94304.

                              W I T N E S S E T H:

        WHEREAS, SIGNAL has rights to certain technology for the generation of neuronal and glial cell lines and central nervous system ("CNS") cell lines generated using the technology;

        WHEREAS, SIGNAL and ROCHE BIOSCIENCE desire to conduct a joint research program to develop [***] and

        WHEREAS, ROCHE BIOSCIENCE wishes to evaluate the CNS cell lines containing certain molecular targets;

        NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants set forth below, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

        1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding the above, Genentech, Inc., shall not be deemed an Affiliate of ROCHE BIOSCIENCE for purposes of the Agreement.

        1.2 "Cell Type Characterization" will be determined by examining the [***] A cell shall


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be deemed [***]

        1.3 "Cloned Immortalized PNS Cell Lines" shall refer to [***]

        1.4 "CNS Cell Lines" shall mean the human central nervous system cell lines which are part of the SIGNAL Patent Rights.

        1.5 "Compound" shall mean a therapeutic agent that is a ligand, agonist or antagonist to a Signal PNS Cell Line target and has been identified in a screening assay or ROCHE BIOSCIENCE Assay against a target available due to a Signal PNS Cell Line, and such ligand, agonist or antagonist activity is the primary mechanism of action of such therapeutic agent.

        1.6 "Extant Genes" shall mean Genes where the rights to the cloned Gene are not in the public domain or with ROCHE; and where access to SIGNAL cell lines provides ROCHE BIOSCIENCE with rights to, and a source of, the human form of the Gene.

        1.7 "Field" shall mean therapeutic or diagnostic products directed [***]

        1.8 "Gene" shall mean either a gene or a gene product.

        1.9 "Immortalized PNS Cells" refers to [***]

        1.10 "Invention" shall have the meaning set forth in Section 8.1.

        1.11 "Novel Genes" shall mean Genes that are discovered using PNS Cell Lines which Genes are not related to Extant Genes and have a clear patent priority filing date.

        1.12 "Perpetualized PNS Cells" refers to [***]

        1.13 "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.


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        1.14 "PNS Cell Lines" shall mean the Stable Cell Lines developed pursuant to the Research Program.

        1.15 "Product" shall mean (a) a product for use in the Field which (i) incorporates a Compound and could not have been developed, manufactured, used, or sold without infringing one or more claims under the SIGNAL Patent Rights or
(ii) uses or incorporates some portion of one or more PNS Cell Lines; or (b) the same product defined above for a secondary indication which is for use outside the Field.

        1.16 "Program Support" shall mean the money paid by ROCHE BIOSCIENCE to SIGNAL to support the Research Program.

        1.17 "Public Genes" shall mean human Genes that are in the public domain and available for research and drug discovery use; or, human Genes that ROCHE BIOSCIENCE has patented and which are not Novel Genes or Extant Genes.

        1.18 "Research Program" shall mean the research study described in the Research Proposal dated July 10, 1996 attached as Exhibit A to the Agreement.

        1.19 "Research Committee" shall mean the joint research committee comprising representatives of SIGNAL and ROCHE BIOSCIENCE as described in Paragraph 3.6.1 below.

        1.20 "Research Program Period" shall mean the period commencing on the first day of the month following the Effective Date of the Agreement and expiring three (3) years from the date thereof, unless the Program Support is earlier terminated as provided herein.

        1.21 "Research Results" shall mean all data and information (but not Inventions) arising from the research conducted during the Research Program Period.

        1.22 "ROCHE BIOSCIENCE Assays" shall mean any assay utilized by ROCHE BIOSCIENCE for use in the Field and those other assays to be described in Exhibit D hereto, as the same may be amended from time to time by the mutual written agreement of the parties, for use outside the Field.

        1.23 "ROCHE BIOSCIENCE Know-How" shall mean all information and data, which is owned by or licensed to ROCHE BIOSCIENCE (other than through a license from SIGNAL under this Agreement) during the Research Program Period, is not generally known (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing), and is necessary or useful to conduct the Research Program or to develop, make, use, sell or seek regulatory approval in any country to market a Product; all to the extent and only to the extent that ROCHE BIOSCIENCE now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

        1.24 "ROCHE BIOSCIENCE Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country owned by or licensed to


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ROCHE BIOSCIENCE or to which ROCHE BIOSCIENCE otherwise acquires rights (other than through this Agreement), which claim the ROCHE BIOSCIENCE Assays together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and
(b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that ROCHE BIOSCIENCE now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

        1.25 "ROCHE BIOSCIENCE Technology" shall mean, collectively, the ROCHE BIOSCIENCE Know-How and the ROCHE BIOSCIENCE Patent Rights.

        1.26 "SIGNAL Know-How" shall mean all information and data, which is owned by or licensed to SIGNAL (other than through a license from ROCHE BIOSCIENCE under this Agreement) during the Research Program Period, is not generally known (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing), and is necessary or useful to conduct the Research Program or to develop, make, use, sell or seek regulatory approval in any country to market a Product arising from the Research Program for use in the Field; all to the extent and only to the extent that SIGNAL now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

        1.27 "SIGNAL Materials" shall mean the PNS Cell Lines and CNS Cell Lines in which ROCHE BIOSCIENCE is being granted rights under this Agreement.

        1.28 "SIGNAL Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country owned by or licensed to SIGNAL or to which SIGNAL otherwise acquires rights (other than through this Agreement), which claim (i) the technology for the generation of neuronal and glial cell lines useful for the development of Compounds or Products; (ii) the CNS Cell Lines or any cells comprising the foregoing; (iii) the use of the technology described in clause (i) or the use of the CNS Cell Lines and cells described in clause (ii) above, together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that SIGNAL now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

        1.29 "SIGNAL Technology" shall mean, collectively, the SIGNAL Know-How and the SIGNAL Patent Rights.

        1.30 "Stable Cell Line" shall mean a Cloned Immortalized PNS Cell Line in which (a) [***]

        1.31 "Third Party" shall mean any Person other than SIGNAL, ROCHE BIOSCIENCE and their respective Affiliates.


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                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

        Each party hereby represents and warrants to the other party, as of the date of the Agreement, as follows:

        2.1 Existence and Power. Such party (a) is duly organized, validly existing and in good standing under the laws of the state in which it is organized; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party's ability to perform its obligations under the Agreement.

        2.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

        2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement have been obtained.

        2.4 No Conflict. The execution and delivery of the Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

        2.5    DISCLAIMER OF WARRANTIES.

               2.5.1 NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY EITHER PARTY THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE SIGNAL PATENT RIGHTS OR THE ROCHE BIOSCIENCE PATENT RIGHTS, THAT ANY PATENT WITHIN THE SIGNAL PATENT RIGHTS OR THE ROCHE BIOSCIENCE PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY SIGNAL MATERIALS OR ANY SIGNAL TECHNOLOGY OR THE ROCHE BIOSCIENCE TECHNOLOGY WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON.


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               2.5.2 THE SIGNAL MATERIALS ARE PROVIDED BY SIGNAL "AS IS" AND
WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. IN NO EVENT WILL SIGNAL OR ANY OF ITS THIRD PARTY LICENSORS WHOSE TECHNOLOGY IS UTILIZED IN PROVIDING SIGNAL MATERIALS HEREUNDER BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THE LICENSE RIGHTS BY ROCHE BIOSCIENCE HEREUNDER OR USE OF THE SIGNAL MATERIALS OR THE PRODUCTS.


                                    ARTICLE 3

                         COLLABORATIVE RESEARCH PROGRAM

        3.1 Purpose and Scope. During the Research Program Period, the parties shall conduct research, as set forth herein, and shall use commercially reasonable efforts to perform the activities described in Exhibit A and to efficiently achieve the specific aims thereof, consistent with prudent drug discovery and development practices. The overall objective is to develop PNS Cell Lines which may be useful for the discovery of Compounds and the development of Products. It is expected that SIGNAL shall deliver to ROCHE BIOSCIENCE within [***] of the end of the Research Program at least
[***] human PNS Cell Lines; however, this expectation shall not be deemed a representation or warranty by SIGNAL. Provided the Research Program Period is not terminated early under provisions of the Agreement prior to the intended full three (3) year term, SIGNAL shall deliver to ROCHE BIOSCIENCE any human PNS Cell Lines which lines were in the characterization or application stage at the end of the Research Program Period and the development thereof was completed within six (6) months after the end of the Research Program Period.

        3.2 Allocation of Research Program Efforts. Exhibit A outlines the duties of each party with respect to the Research Program. In the event that the acquisition of rights to a Third Party's Intellectual Property are deemed necessary by the parties in order to complete the Research Program and prevent possible infringement of that Third Party's rights, ROCHE BIOSCIENCE agrees that SIGNAL shall not be obligated at SIGNAL's expense to acquire those rights; however, the parties shall negotiate with each other in good faith to reach a reasonable commercial solution with respect to avoiding or solving such possible infringement of a Third Party's rights, including potential negotiation of a license with that Third Party. Except for the Program Support and as otherwise provided herein, each party shall be responsible for its own expenses in performing its duties under the Agreement.

        3.3 Research Funding for PNS Cell Line. Unless otherwise agreed to in writing by the parties, ROCHE BIOSCIENCE shall be responsible for funding the Research Program activities at SIGNAL by providing payment to support the number of full-time equivalents


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("FTEs") per Agreement quarter as set forth below, and SIGNAL shall allocate the specified number of FTE's to the Research Program:

                                     CHART 1

[***]


At any time during [***] of the Agreement, ROCHE BIOSCIENCE has the sole option to increase the number of FTE's for Program Support during the [***] or [***] up to a maximum of [***]. ROCHE BIOSCIENCE must make a written request to SIGNAL for increases within that limit at least ninety (90) days in advance of the desired addition(s) and SIGNAL shall use commercially reasonable efforts to add such personnel. The parties by mutual agreement may increase the number of FTE's beyond [***].

Subject to the other provisions of the Agreement, ROCHE BIOSCIENCE Program Support costs per FTE shall be as set forth below:

                                     CHART 2

[***]


*The expense per FTE in Chart 2 shall be increased annually, effective as of each anniversary date of the Research Program Period, commencing with the first anniversary date, based on increases in the United States Consumer Price Index for all Urban Consumers ("CPI"), all items not seasonally adjusted (sources Bureau of Labor Statistics) for the most recent twelve (12) months CPI data available fifteen (15) days prior to each anniversary date. Once established for an Agreement year, support costs per FTE shall remain constant throughout that Agreement year.

Payment of the Program Support costs per FTE shall be made in quarterly installments in advance commencing on the first day of the Research Program Period and thereafter by no later than the first day of each successive quarter of the Research Program (not calendar quarter), with the actual payment required to be determined by multiplying the number of FTEs to be utilized for that next quarter (per Chart 1 above or as otherwise modified as provided above) by twenty-five percent (25%) of the expense per FTE for the year in which that next quarter occurs (per Chart 2 above).


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               3.3.1 Right to Terminate Program Support ROCHE BIOSCIENCE shall have the right to cease providing Program Support upon the occurrence of certain events described below and subject to the following terms and conditions:

                      (a) If Signal fails to [***] by the end of Year One of the Agreement, then ROCHE BIOSCIENCE, as its sole remedy, has the option to notify SIGNAL that ROCHE BIOSCIENCE shall cease providing Program Support; provided such notice is delivered to SIGNAL by no later than ten (10) days after the end of Year One. In the event ROCHE BIOSCIENCE exercises such option, ROCHE BIOSCIENCE must continue to provide Program Support for the first quarter of Year 2 by paying an amount determined by multiplying the number of FTEs being utilized for the fourth quarter of Year 1 (per Chart 1 in Section 3.3) by twenty-five percent (25%) of the expense per FTE in Year 2 (per Chart 2 in Section 3.3), and the obligation to continue Program Support shall terminate thereafter.

                      (b) During Year 2 of the Agreement, if SIGNAL fails to meet certain criteria level standards as set forth in Exhibit B to the Agreement, ROCHE BIOSCIENCE, as its sole remedy, has an option to notify SIGNAL that ROCHE BIOSCIENCE shall cease providing Program Support. In the event ROCHE BIOSCIENCE exercises such option, ROCHE BIOSCIENCE must continue to provide Program Support for the longer of (i) ninety (90) days after receipt of the notice by SIGNAL or (ii) the date of intended termination specified in the notice ("Continuation Period"). During the Continuation Period, ROCHE BIOSCIENCE must continue to provide Program Support by meeting normally scheduled payment date(s) in amount(s) determined by multiplying the number of FTEs scheduled to be assigned to the Research Program during each full or partial quarter of the Continuation Period (per Chart 1 or as modified per Section 3.3 above ) by the pro rata expense in Year Two for one FTE during that full or partial quarter of the Continuation Period (per Chart 2 in Section 3.3 above).

                      (c) Even if SIGNAL is meeting the criteria level standards for Year 2 set forth in Exhibit B, ROCHE BIOSCIENCE has an option to notify SIGNAL that ROCHE BIOSCIENCE shall cease providing Program Support for Year 3; provided such notice is delivered to SIGNAL by no later than the end of Year 2. If such notice is not received by SIGNAL prior to the end of the third quarter of Year 2, then that notice will not be effective until ninety (90) days after receipt and ROCHE BIOSCIENCE shall be responsible to continue to provide normally scheduled payments for Program Support until the effective date of the notice at a rate determined using the method provided in subparagraph (b) above. If the option under this subparagraph (c) is not exercised prior to the end of Year 2, then the option shall lapse.

                      (d) If ROCHE BIOSCIENCE exercises any of the options under subparagraphs (a), (b) or (c) above, SIGNAL shall work with ROCHE BIOSCIENCE to wind-down and transition the Research Program in a reasonable commercial manner during the period between receipt of the notice and the actual expiration of Program Support as provided in those subparagraphs.


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                      (e) If ROCHE BIOSCIENCE discontinues the Program Support,
the Research Program Period shall terminate.

               3.3.2 No Refund. All Program Support payments shall be non-refundable, and are not an advance against any license or milestone fees due under the Agreement.

        3.4    Research Results.

               3.4.1 Ownership and Use. SIGNAL and ROCHE BIOSCIENCE shall jointly own the Research Results specifically related to the purpose and scope of the Research Program (the "Joint Research Results"). Signal shall own the Research Results that are not specifically related to the purpose and scope of the Research Program (the "SIGNAL Research Results"). All patent or other intellectual property rights arising from the conduct of the Research Program shall be determined as provided in Section 8.1 below. Except as otherwise provided in Article 4, neither SIGNAL nor ROCHE BIOSCIENCE shall have the right to use the Joint Research Results, without the prior written consent of the other party, for any purpose other than (a) to fulfill its respective obligations under this Agreement and (b) for ROCHE BIOSCIENCE to develop and commercialize Compounds into human drug Products. SIGNAL shall have the exclusive rights to (c) use the SIGNAL Research Results outside the Field and
(d) except as provided in Paragraph 4.3.2, use the Joint Research Results to the extent that such Joint Research Results may have utility outside the Field for both internal research and research sponsored by a Third Party as part of a research and development partnership, provided in the latter instance that under the terms of such partnership at least two of the following criteria are satisfied: [***] Without any further action by the parties, ROCHE BIOSCIENCE hereby assigns to SIGNAL any and all intellectual property rights relating to the SIGNAL Research Results and such rights in the Joint Research Results involving data and information outside the Field as are appropriate and necessary to accomplish the purposes of the preceding sentence.

               3.4.2 Reports. At least once each ninety (90) days, SIGNAL shall prepare and provide ROCHE BIOSCIENCE and each member of the Research Committee with a written research report, in reasonably specific detail, summarizing the Research Results from its conduct of the Research Program.

        3.5    Restrictions on Use of SIGNAL Materials.

               3.5.1 Test and Evaluate. ROCHE BIOSCIENCE shall have the right to use the SIGNAL Materials to develop ROCHE BIOSCIENCE Assays for identifying or characterizing potential Compounds and developing Products, on the terms and subject to the conditions of the Agreement. Except as the parties otherwise expressly agree in writing, ROCHE BIOSCIENCE


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shall not, directly or indirectly, use the SIGNAL Materials for any purpose other than as set forth in this Paragraph 3.5.1.

               3.5.2 Acknowledgment of SIGNAL Ownership. ROCHE BIOSCIENCE acknowledges that the SIGNAL Materials, together with all SIGNAL Technology rights relative thereto, are, and shall remain, the sole property of SIGNAL. Nothing herein shall be deemed to grant to ROCHE BIOSCIENCE rights in the SIGNAL Materials or the SIGNAL Technology, except as expressly set forth in the Agreement. ROCHE BIOSCIENCE shall not, directly or indirectly, transfer the SIGNAL Materials to any Person other than to employees of ROCHE BIOSCIENCE or its Affiliates. If, at any time, ROCHE BIOSCIENCE ceases to pay the annual license maintenance fees required under Section 4.2 of the Agreement (except where excused under the Paragraphs 4.2.1 and 4.2.2), then ROCHE BIOSCIENCE shall immediately cease use of the SIGNAL Materials for which the annual license maintenance fees are no longer being paid. Additionally, if the Research Program is terminated other than by expiration of the full three (3) year Research Program Period, then ROCHE BIOSCIENCE shall immediately also cease use of the SIGNAL Materials except those Materials for which the annual license maintenance fees are continuing either to be paid or the annual license maintenance fees are excused under Paragraph 4.2.1; or immediately when either of the above exceptions is no longer satisfied.

               3.5.3 Research Purposes. ROCHE BIOSCIENCE UNDERSTANDS THAT THE SIGNAL MATERIALS ARE EXPERIMENTAL IN NATURE, ARE FOR RESEARCH USE ONLY AND HAVE NOT BEEN APPROVED FOR HUMAN USE. ROCHE BIOSCIENCE SHALL NOT ADMINISTER THE SIGNAL MATERIALS TO HUMANS IN ANY MANNER OR FORM.

        3.6    Research Committee.

               3.6.1 Composition. The Research Program shall be conducted under the direction of the Research Committee comprising two (2) named representatives of SIGNAL and two (2) named representatives of ROCHE BIOSCIENCE. Each party shall appoint its representatives to the Research Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change.

               3.6.2 Meetings. The Research Committee shall meet prior to commencing the activity under the Research Program and shall meet at least once every four (4) months, either in person or by telephone conference, on such dates and at such times and places as agreed to by SIGNAL and ROCHE BIOSCIENCE, with in person meetings alternating between San Diego, California and Palo Alto, California or such other locations as the parties mutually agree. At such meetings, the Research Committee shall (a) set and reevaluate goals; (b) allocate manpower; (c) evaluate the Research Results and (d) modify approaches to obtain Research Program goals as dictated by the science.

               3.6.3 Actions. Any approval, determination or other action agreed to by all of the members of the Research Committee present at the relevant Research Committee meeting


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

shall be the approval, determination or other action of the Research Committee; provided, however, that at least one (1) representative of each party are present at such meeting. Notwithstanding the above, ROCHE BIOSCIENCE shall have the controlling vote with respect to [***]

               3.6.4 Disagreements. All disagreements within the Research Committee, other than those over which ROCHE BIOSCIENCE has the controlling vote as provided in Paragraph 3.6.3 above, shall be resolved in the following manner:

                      (a) The representatives of the Research Committee promptly shall present the disagreement to the chief executive officer, or another person designated by the respective chief executive officers, of each of SIGNAL and ROCHE BIOSCIENCE who has the principal responsibility for such party's work under the Agreement.

                      (b) Such executives shall meet to discuss each party's view and to explain the basis for their respective positions of such disagreement, and in good faith shall attempt to resolve such disagreement among themselves.

                      (c) If such executives cannot promptly resolve such disagreement, then such executives shall endeavor in good faith to establish a mutually-acceptable method to resolve such disagreement, and such disagreement shall be resolved in accordance with such method if so established, or by any other lawful means if no such method is so established.

               3.6.5 Reports. Within ten (10) days following each Research Committee meeting the Research Committee shall prepare and provide to each party a reasonably detailed written summary report which shall (a) summarize all matters discussed by the Research Committee, (b) state any determinations of the Research Committee and (c) summarize the reasons for each determination described in clause (b) above.

               3.6.6 Disbandonment. Upon conclusion of the Research Program Period and delivery of the final report under Paragraph 3.6.5, the Research Committee shall be disbanded.


                                    ARTICLE 4

                                GRANT OF LICENSES

        4.1 PNS Cell Lines.

               4.1.1 SIGNAL Grant. SIGNAL, on the terms and subject to the conditions of the Agreement, hereby grants to ROCHE BIOSCIENCE:

                      (a) a nonexclusive (except as set forth is Section 4.3), worldwide, royalty-free license under the SIGNAL Technology, during the Research Program Period, with


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respect to use of the PNS Cell Lines and to use any one or more of Genes which are within the PNS Cell Lines to identify Compounds for use in the Field.

                      (b) a nonexclusive (except as set forth is Section 4.3), worldwide, royalty-free license under the SIGNAL Technology, after conclusion of the Research Program Period, with respect to use of the PNS Cell Lines and to use any one or more of Genes which are within the PNS Cell Lines to develop Compounds.

                      (c) a nonexclusive (except as set forth is Section 4.3), worldwide, royalty-free license under the SIGNAL Technology, after conclusion of the Research Program Period, to develop, make, use and sell Products.

               4.1.2 ROCHE BIOSCIENCE Grant. On the terms and subject to the conditions of the Agreement, ROCHE BIOSCIENCE hereby grants to SIGNAL a nonexclusive, worldwide, royalty-free license to use of the ROCHE BIOSCIENCE Technology, during the Research Program Period.

               4.1.3 No Sublicense. Neither SIGNAL under Paragraph 4.1.2 nor ROCHE BIOSCIENCE under Paragraph 4.1.1, subparagraphs (a) and (b), shall have the right to grant sublicenses under the licenses granted to any Affiliate or Third Party. Subject to including applicable provisions of this Agreement in a sublicense, ROCHE BIOSCIENCE may sublicense under Paragraph 4.1.1, subparagraph
(c), to any Affiliate or Third Party; however, this limited right to sublicense is not intended to override the proscriptions against sublicensing under the preceding sentence.

        4.2 PNS Annual License Maintenance Fee. Subject to the limitations set forth in Paragraphs 4.2.1 and 4.2.2 below, ROCHE BIOSCIENCE will be required to pay to SIGNAL an annual license maintenance fee of [***] for each PNS Cell Line delivered by SIGNAL to ROCHE BIOSCIENCE pursuant to the Research Program as long as that PNS Cell Line is continuing to be utilized by ROCHE BIOSCIENCE for drug research and development purposes. Unless payment of the annual license maintenance fee is exempted under Paragraphs 4.2.1 or 4.2.2 below, with respect to a specific PNS Cell Line, such fee will be due and payable within thirty (30) days after completion and delivery of that PNS Cell Line to ROCHE BIOSCIENCE and on each anniversary date of the first payment due date thereafter. If payment of the annual license maintenance fee is exempted at the time of delivery of a PNS Cell Line, then the first payment with respect thereto shall be due and payable at the earlier of (a) one year after completion of the full three-year Research Program Period or (b) thirty (30) days after (i) ROCHE BIOSCIENCE no longer qualifies for an exemption under Paragraphs 4.2.1 or 4.2.2 below or (ii) early termination of the Research Program Period.

               4.2.1 Maximum License Maintenance Fees. The maximum annual license maintenance fee required to be paid in any one calendar year with respect to the PNS Cell Lines is [***] and the maximum of all annual license maintenance fees payments required with respect to the PNS Cell Lines is [***]


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               4.2.2 Waiver of Annual License Maintenance Fees. For any Research
Program year (not calendar year) during the Research Program in which Program Support provided by ROCHE BIOSCIENCE equals or exceeds [***], then ROCHE BIOSCIENCE shall not be required to make the annual license maintenance fees with respect to any PNS Cell Line that would otherwise be required under Section
4.2 above.


        4.3    Exclusivity.

               4.3.1 Cloned Immortalized PNS Cell Lines. ROCHE BIOSCIENCE'S license shall be exclusive with respect to a Cloned Immortalized PNS Cell Line in the Field for as long as ROCHE BIOSCIENCE is either: (a) making annual license maintenance fee payments with respect thereto, (b) is exempt from making the payment specified in clause (a) above because of Paragraph 4.2.1 above or
(c) is exempt from making the payment specified in clause (a) above because of Paragraph 4.2.2 above; provided, that ROCHE BIOSCIENCE is diligently developing at least one (1) potentially milestone-generating Compound in the Field. The diligence requirement shall be deemed satisfied initially if ROCHE BIOSCIENCE files within three (3) years after termination of the Research Program at least one Investigational New Drug application with the United States Food and Drug Administration, or an equivalent application with a foreign regulatory authority, with respect to a Product. Thereafter, ROCHE BIOSCIENCE must be continuing with human clinical development with respect to that Product or at all times have at least one other Product undergoing human clinical development in order to continue to satisfy the diligence requirement.

               4.3.2 Novel Genes. For each Novel Gene that is a target in the Field and is discovered pursuant to the Research Program, after such discovery, ROCHE BIOSCIENCE'S license shall be exclusive and SIGNAL shall not grant thereafter a license to any Third Party with respect to that Novel Gene in any PNS Cell Line in any field of use for as long as ROCHE BIOSCIENCE is making all milestone payments required under this Agreement with respect to that Novel Gene. Both parties agree that the ROCHE BIOSCIENCE exclusivity in all fields of use applies only to the Novel Gene and not to the entire PNS Cell Line, where exclusivity is controlled by Paragraph 4.3.1.

        4.4 Reservation of Rights. Except as otherwise provided herein, SIGNAL expressly reserves the right for itself, and the right to grant to Affiliates and Third Parties the right, to use the SIGNAL Technology and SIGNAL Materials for: (a) research, screening, testing and evaluation purposes inside or outside the Field, and (b) making, using or selling products or other commercial services outside the Field.

        4.5 Right of First Negotiation. Without limiting the rights implicitly granted to ROCHE BIOSCIENCE in the definition of Product, ROCHE BIOSCIENCE shall have the right of first negotiation for a license from SIGNAL for SIGNAL Research Results and Inventions (if such rights are not included in the the definiton of Product) for use outside the Field, including without limitation, [***], if SIGNAL is not prevented under any Third Party agreement from entering


                                       13


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

into such negotiations, and is not otherwise obligated to offer such SIGNAL Research Results and Inventions to a Third Party.

        4.6 Lapse of Licenses. If, at any time, ROCHE BIOSCIENCE ceases to pay the annual license maintenance fees required under Section 4.2 of the Agreement (except where excused under the Paragraphs 4.2.1 and 4.2.2), then the licenses granted hereunder with respect to the PNS Cell Line and all Genes and the contents thereof shall lapse if ROCHE BIOSCIENCE fails to cure such nonpayment within thirty (30) days after receipt of notice from SIGNAL. Additionally, if the Agreement is terminated other than by expiration of the full three (3) year Program Research Period, then the licenses shall lapse with respect to all PNS Cell Lines and all Genes except for those for which the annual license maintenance fees are continuing to be paid.


                                    ARTICLE 5

              DILIGENCE AND MILESTONE PAYMENTS FOR RESEARCH PROGRAM

        5.1 Diligence Bonus. ROCHE BIOSCIENCE shall pay bonuses to SIGNAL if the following cell line development and characterization goals are achieved within the time frame indicated:

[***]

* The right to each successive bonus is not dependent upon earning the preceding bonus.


                                       14


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        5.2 Target and Drug Discovery Milestones. ROCHE BIOSCIENCE shall make, subject to the limitations set forth in Paragraphs 5.2.1 and 5.2.2 below, the following milestone payments to SIGNAL in connection with attainment of the specified milestone objective relative to various Gene types:

[***]

* All preclinical milestones arising from achievement and payment of milestones set forth in items 1 through 4 and 7 through 10 of the table shall not exceed [***]. Payment of any milestones achieved under items 5, 6 and 11 of the table are to be excluded in determining the total payments against the maximum of [***].

        5.3 Form and Manner of Payment of Milestones and Bonuses. All milestone and bonus payments provided for in Sections 5.1 and 5.2 above shall be made within thirty (30)


                                       15

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

days after attainment of the bonus or milestone attaining event. All payments shall be made in United States Dollars, for SIGNAL's account, by wire transfer to a United States bank designated in writing by SIGNAL.

        5.4 Reports. In order for SIGNAL to monitor the diligence and progress of ROCHE BIOSCIENCE toward the attainment of milestones payable under the Agreement, once a PNS Cell Line has been delivered to ROCHE BIOSCIENCE, then each six (6) months thereafter ROCHE BIOSCIENCE shall deliver to SIGNAL a report in form reasonably satisfactory to SIGNAL concerning the progress of drug development.

                                    ARTICLE 6

                                 CNS CELL LINES

        6.1 Access Fee. On the Effective Date of the Agreement, ROCHE BIOSCIENCE shall pay to SIGNAL an access fee ("Access Fee") of [***], which amount shall allow ROCHE BIOSCIENCE the right to evaluate CNS Cell Lines against the [***] molecular targets identified on Exhibit C hereto for a period of six months from the first day of the Research Program Period (the "Evaluation Period"). Within fifteen (15) days after the first day of the Research Program Period, SIGNAL shall allow ROCHE BIOSCIENCE access to CNS Cell Lines.

        6.2 Grant of Evaluation License for CNS Cell Line. Upon receipt of the Access Fee and without any further action required, SIGNAL grants to ROCHE BIOSCIENCE a license under the SIGNAL Technology during the Evaluation Period with respect to the CNS Cell Lines. The license shall be limited to the evaluation of the molecular targets identified on Exhibit C and shall be exclusive with respect to those molecular targets.

        6.3 Option to License. During the Evaluation Period, ROCHE BIOSCIENCE shall have an option to obtain the license(s) described in Section 6.4 below. ROCHE BIOSCIENCE must give notice to SIGNAL of the exercise of this option no later than the end of the Evaluation Period.

        6.4 Grant of License for CNS Cell Line. On the terms and subject to the conditions of Article 4 of the Agreement, SIGNAL upon exercise of the option in
Section 6.3, without any further action required by SIGNAL, grants to ROCHE BIOSCIENCE a nonexclusive, worldwide, royalty-free license under the SIGNAL Technology with respect to use of the CNS Cell Lines and to the use of any one or more Genes within the cell lines and within the SIGNAL Technology to develop, make, use and sell a therapeutic product for use against one of the molecular targets described in Exhibit C only. With respect to each molecular target described in Exhibit C, the license grant shall be exclusive (but may not be sublicensed) and shall remain in effect as long as the license and license maintenance fees described in Section 6.5 below are paid. If ROCHE BIOSCIENCE either voluntarily terminates its license with respect a CNS Cell Line or fails to pay the license fees described in Section 6.5, then the license will lapse with respect to that CNS Cell Line and any products derived therefrom.


                                       16

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
        6.5 CNS Cell Line License Fees. Upon exercise of the option described in
Section 6.3 above, ROCHE BIOSCIENCE shall pay to SIGNAL an additional access license fee in the amount of [***]. In order to maintain any one or more of the licenses upon which the option was validly exercised, ROCHE BIOSCIENCE must pay on each anniversary date of the exercise of the option an annual license maintenance fee of [***] until a total of [***] of annual license maintenance fees have been paid pursuant to this Section 6.5.

        6.6 Form of Payment. All payments made under this Article 6 shall be made in United States Dollars, for SIGNAL's account, by wire transfer to a United States bank designated in writing by SIGNAL.

                                    ARTICLE 7

                                 CONFIDENTIALITY

        7.1 Confidential Information. Except with respect to publication rights described in Section 7.4 below, during the term of the Research Program, and for a period of ten (10) years following the expiration or earlier termination thereof, each party shall maintain in confidence the Joint Research Results and all information of the other party disclosed by the other party and identified as, or acknowledged to be, confidential (collectively, the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, employees of Affiliates and consultants, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by the Agreement. To the extent that disclosure is authorized by the Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by the Agreement.

        7.2 Permitted Disclosures. The confidentiality obligations contained in
Section 7.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall not make any such disclosure (other than a filing of information or materials with the Unites States Securities and Exchange Commission, a similar filing of information or materials with the National Association of Security Dealers or state securities regulators or a filing of information or materials pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, as amended or an equivalent filing with a foreign applicable authority) without first notifying the other party and allowing the other party a reasonable opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed


                                       17

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

information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to the Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient or its Affiliates (as shown by written records) by persons without access to or use of the Confidential Information of the other party; or (c) disclosure is required to be made to a governmental regulatory agency as part of such agency's product license approval process.

        7.3 Terms of the Agreement. SIGNAL and ROCHE BIOSCIENCE shall not disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other party, except as required by applicable law or to Persons with whom ROCHE BIOSCIENCE or SIGNAL has entered into or proposes to enter into a business relationship, provided that such relationship will not conflict (or is highly unlikely to interfere) with the purpose of the Agreement and such Persons shall enter into confidentiality agreement with, or otherwise owe a duty of confidentiality to SIGNAL or ROCHE BIOSCIENCE, as applicable. Notwithstanding the foregoing, after execution of the Agreement, ROCHE BIOSCIENCE and SIGNAL shall agree upon the substance of information that can be used to describe the terms of this transaction, and ROCHE BIOSCIENCE and SIGNAL may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

        7.4 Publications. Prior to any public disclosure or submission for publication by or on behalf of the parties of a manuscript or other document describing the Joint Research Results, the party desiring to disclose or submit such a manuscript ("Disclosing Party") shall send a copy of the proposed manuscript to the other party ("Responding Party"), and shall allow the Responding Party not less than thirty (30) days from the date of receipt in which Responding Party may reasonably determine whether the manuscript contains either subject matter for which patent protection should be sought to protect the Responding Party's intellectual property rights prior to publication of the manuscript or contains Confidential Information belonging to the Responding Party. In either of these events, the Responding Party may by written notice request a delay in publication for up to an additional sixty (60) days and/or deletion of the Responding Party's Confidential Information. Upon receipt of such written notice from the Responding Party, the Disclosing Party shall delay public disclosure of such information or submission of the manuscript. After lapse of the delay period, the Disclosing Party shall be free to publish or disclose such manuscript, except that the Disclosing Party may not disclose any Confidential Information of the Responding Party in violation of this Article 7 without the prior written consent of the Responding Party.

                                    ARTICLE 8

                             INVENTIONS AND PATENTS

        8.1 Ownership of Inventions. The entire right and title in all inventions, discoveries and other technology (except the Research Results), whether or not patentable, and any patent applications or patents based thereon, conceived or reduced to practice during the Research Program Period in connection with the Research Program (collectively, the "Inventions") (a) by employees or others acting solely on behalf of SIGNAL or its Affiliates, or which constitute SIGNAL Materials, shall be owned solely by SIGNAL (the "SIGNAL Inventions"), (b) by employees or others acting solely on behalf of ROCHE BIOSCIENCE or its Affiliates shall be owned solely by ROCHE BIOSCIENCE(the "ROCHE BIOSCIENCE Inventions"), and (c) jointly by employees or others acting on behalf of SIGNAL and by employees or others acting on behalf of ROCHE BIOSCIENCE or their respective Affiliates, or which constitute a use of SIGNAL Materials, shall be owned jointly by SIGNAL and ROCHE BIOSCIENCE (the "Joint Inventions"). Each party promptly shall disclose to the other party the conception or reduction to practice of Inventions by employees or others acting on behalf of such party. SIGNAL and ROCHE BIOSCIENCE each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under the Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions made or developed by such employees or other Persons. SIGNAL agrees that ROCHE BIOSCIENCE shall have exclusive rights, regardless of ownership, to the use of all intellectual property in the PNS Cell Lines for use in the Field related to Novel Genes discovered through the use of the PNS Cell Lines. ROCHE BIOSCIENCE agrees that SIGNAL shall have exclusive rights, regardless of ownership, to the use of all intellectual property, including all Inventions arising from the Research Program, for use outside the Field for both internal research and research sponsored by a Third Party as part of a research and development partnership, which partnership satisfies at least two of the criteria described in subparagraphs (d)(i) through (v) of Paragraph 3.4.1; provided ROCHE BIOSCIENCE shall have rights to use such intellectual property to develop and commercialize Compounds into Products. Each party shall grant to the other party such worldwide, royalty-free licenses to its Inventions and Know-How as are reasonably necessary or useful to accomplish the purposes of the prior two sentences.

        8.2    Patent Prosecution and Maintenance.

               8.2.1 SIGNAL Inventions. SIGNAL shall have the right, in its sole discretion and at its sole expense, to control the preparation, filing, prosecution and maintenance of all SIGNAL Patent Rights and all patents and patent applications which claim the SIGNAL Inventions.

               8.2.2 ROCHE BIOSCIENCE Inventions. ROCHE BIOSCIENCE shall have the right, in its sole discretion and at its sole expense, to control the preparation, filing, prosecution and maintenance of all patents and patent applications which claim the ROCHE BIOSCIENCE Inventions.

               8.2.3 Patent Prosecution and Maintenance. SIGNAL and ROCHE BIOSCIENCE shall determine by mutual agreement which party controls the preparation, filing, prosecution and maintenance of all patents and patent applications which claim the Joint Inventions; however, [***].

               8.2.4 Rights to Review. In the case of each application and patent described in this Section 8.2 which claims a Joint Invention, the controlling party shall use its good faith efforts to provide the other party with an opportunity to review and comment on the text of each patent application before filing, and shall supply the other party with a copy of such patent application as filed, together with notice of its filing date and serial number.


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

               8.2.5 Cooperation. Each party shall cooperate with the other party, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all applications and patents described in this Section 8.2.


        8.3    Enforcement of Patent Rights.

               8.3.1 Notification of Infringement. If at any time, either party hereto shall become aware of any infringement or threatened infringement by a Third Party of any or all the SIGNAL Patent Right, ROCHE BIOSCIENCE Patent Rights or the joint patent rights arising from the Joint Inventions to which the party having the knowledge thereof claims an interest pursuant to the Agreement, the party having the knowledge thereof shall promptly give notice thereof to the other party.

               8.3.2 Patent Party Rights. The party (the "Patent Party") with the right to control the maintenance of the patents described in Section 8.2 above shall have the right to determine the appropriate course of action to enforce such patents or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce such patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such patents, and shall consider, in good faith, the interests of the other party in so doing.

               8.3.3 Other Party Rights. In the case of each patent described in this Section 8.2 which claims a Joint Invention, if the Patent Party does not, within one hundred twenty (120) days of receipt of notice from the other party abate the infringement or file suit to enforce such patent against at least one infringing party, the other party shall have the right to take whatever action it deems appropriate to enforce such patent.

               8.3.4 Settlement. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. With respect to suits to enforce SIGNAL Patent Rights and patents which claim SIGNAL Inventions or ROCHE BIOSCIENCE Inventions, all moneys recovered upon the final judgment or settlement of any such suit shall be retained by the controlling party. With respect to suits to enforce patent which claim Joint Inventions, all moneys recovered upon the final judgment or settlement of any such suit shall first be applied to the reimbursement of the parties for their out-of-pocket expenses (including reasonable attorneys' fees) in prosecuting such infringement with the balance to be shared by the parties as they mutually agree. If the monetary recovery is less than the out-of-pocket expenses of the parties, reimbursement shall be on a pro-rata basis.

               8.3.5 Cooperation. Notwithstanding the foregoing, SIGNAL and ROCHE BIOSCIENCE shall fully cooperate with each other in the planning and execution of any action to enforce the patents described in Section 8.2 which claim a Joint Invention.

        8.4 No Other Technology Rights. Except as otherwise provided in the Agreement, under no circumstances shall a party, as a result of the Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, products, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to the Agreement. It is understood and agreed by the parties that the Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their part of the Research Program and as otherwise provided in Article 6 hereto.


                                    ARTICLE 9

                              TERM AND TERMINATION

        9.1 Expiration. Unless terminated earlier pursuant to Paragraph 3.3.1 or
Section 9.2, the term of the Research Program shall expire at the end of the full three (3) year Research Program Period. Article 6 and any other provisions relative to the CNS Cell Lines shall not expire as long as ROCHE BIOSCIENCE maintains at least one license with respect thereto. The remainder of the Agreement, unless terminated under Section 9.2 shall not expire until the later of (a) final license and milestone payments due relative to the PNS Cell Lines have been made or (b) ROCHE BIOSCIENCE has ceased use of all PNS Cell Lines on which milestone payments and license fees are otherwise due hereunder.

        9.2 Termination for Cause. Either party may terminate the Agreement upon the occurrence of any of the following:

               (a) The other party shall (i) seek the liquidation, reorganization, dissolution, or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or the composition or readjustment of all or substantially all of its debts, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (vi) adopt any resolution of its board of directors or stockholders; or for the purpose of effecting any of the foregoing; or

               (b) A proceeding or case shall be commenced without the application or consent of the other party and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed in effect, for a period of ninety (90) days from and after the date service of process is effected upon the other party, seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts; or

               (c) Except as otherwise provided in Article 11 below, upon or after the breach of any material provision of the Agreement, if the breaching party has not cured such breach within ninety (90) days after notice thereof from the other party, the Agreement shall terminate, at the option of the other party, after the expiration of such ninety (90) day cure period.

        9.3 Effect of Expiration and Termination. The Research Program shall cease upon early termination of the Agreement. Expiration or earlier termination of the Agreement shall not relieve the parties of any obligation or rights accruing prior to such expiration or termination. The provisions of Articles 4, 5, 6, 7, 8, 10 and 14; Section 2.5; and Paragraphs 3.4.1 and 3.5.2 shall survive the expiration or earlier termination of the Research Program or Agreement.

                                   ARTICLE 10

                                    INDEMNITY

        10.1 Direct Indemnity. Each party shall defend, indemnify and hold the other party, its Affiliates, directors, officers, employees, agents and stockholders harmless and hereby forever releases and discharges the other party, its Affiliates, directors, officers, employees, agents and stockholders from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) that the other party, its Affiliates, directors, officers, employees, agents and stockholders may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a Third Party against any of them arising out of or relating to (a) any material breach by the indemnifying party of its obligations under the Agreement, (b) the gross negligence or willful misconduct in connection with the activities performed by or on behalf of the indemnifying party hereunder; (c) the testing, manufacture, use, sale, consumption, distribution or advertising of any of the Compounds or Products by or on behalf of such party or its Affiliates, licensees or sublicensees, employees, consultants, agents or subcontractors pursuant to such party's rights under the Agreement; or (d) the operations or activities of such a Party's Affiliates, licensees or sublicensees in material contravention of the requirements of the Agreement. A Third Party licensor of enabling technology is also indemnified under this Article 10 to the extent such technology is utilized in the performance of the Agreement.

        10.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 10 shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 10, but the omission to deliver such notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article
10. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

        10.3 Insurance. ROCHE BIOSCIENCE and SIGNAL each shall maintain, through self insurance or otherwise, insurance with respect to its Research Program Period activities contemplated by the Agreement, in such amount as ROCHE BIOSCIENCE or SIGNAL, respectively, customarily maintains covering its similar activities. SIGNAL and ROCHE BIOSCIENCE, as applicable, shall maintain such insurance for so long as each continues to conduct such activities, and thereafter for so long as SIGNAL and ROCHE BIOSCIENCE, as applicable, each customarily maintains insurance for itself covering its similar activities.

               So long as ROCHE BIOSCIENCE, or its ultimate parent (currently Roche Holding Ltd.) maintains a financial net worth as determined by mutually-agreed generally accepted accounting principles of at least one hundred million dollars ($100,000,000), then subparagraphs (a) through (g) below shall not be applicable. However, if the financial net worth decreases below such amount, then notwithstanding the preceding paragraph, effective as of such time as any Product enters human clinical trials or, if at time thereafter, the financial net worth drops below such amount, ROCHE BIOSCIENCE with respect to that Product shall insure its activities under this Agreement and obtain, keep in force and maintain insurance, including without limitation product liability insurance, in amounts sufficient to cover its obligations under this Agreement and consistent with reasonable business practice in the industry. Without limiting the foregoing, coverage shall in no event be less than the following:

Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

                (a) Each occurrence $1,000,000

                (b) Products/Completed Operations Aggregate $5,000,000

                (c) Personal and Advertising Injury $1,000,000

                (d) General Aggregate (commercial form only) $5,000,000

It should be expressly understood, however, that the coverages and limits referred to under the above shall not in any way limit ROCHE BIOSCIENCE'S liability. Certificates of insurance evidencing compliance with all requirements shall be requested and shall provide as follows:

                (e). Provide for thirty (30) day advance written notice to SIGNAL of any modification or termination;

                (f) Indicate that SIGNAL and the University of California have been endorsed as insureds under the coverages referred to under the above; and

                (g) Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self - insurance carried or maintained by ROCHE BIOSCIENCE.

                                   ARTICLE 11

                                  FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

                                   ARTICLE 12

                                   ASSIGNMENT

The Agreement may not be assigned or otherwise transferred (except to an Affiliate of a party), nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the written consent of the other party; provided, however, that either SIGNAL or ROCHE BIOSCIENCE may, without such written consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business (or, in the case of SIGNAL, all or substantially all of the business containing the SIGNAL Technology to be utilized in performance of the Agreement), or in the event of its merger or consolidation or change in control or similar transaction. Anypermitted assignee shall assume all obligations of its assignor under the Agreement.

                                   ARTICLE 13

                                  SEVERABILITY

Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of the Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into the Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into the Agreement without the invalid provisions.

                                   ARTICLE 14

                                  MISCELLANEOUS

        14.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, US first class mail or courier), US first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

If to SIGNAL:                       Signal Pharmaceuticals, Inc.
                                    5555 Oberlin Drive
                                    San Diego, California 92121
                                    Attention: President
                                    Telefax number: (619) 558-7513

If to ROCHE BIOSCIENCE:             ROCHE BIOSCIENCE, a Division of Syntex
                                    (U.S.A.) Inc.
                                    3401 Hillview Avenue
                                    Palo Alto, CA 94304
                                    Attention: Head, Neurobiology Unit
                                    Telefax number:  (415) 852-1932

        with a copy to:             ROCHE BIOSCIENCE, a Division of Syntex
                                    (U.S.A.) Inc.
                                    3401 Hillview Avenue
                                    Palo Alto, CA 94304
                                    Attention: Legal Department
                                    Telefax number:  (415) 852-1338

        14.2 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

        14.3 Compliance with Applicable Laws. The parties shall use reasonable efforts to comply with all applicable laws, regulations and governmental orders in connection with their respective activities related to the Agreement, including without limitation the research, development, manufacture, use and sale of Products. Without limiting the foregoing, ROCHE BIOSCIENCE shall observe all applicable United States and foreign laws with respect to the transfer of Product and related technical data to foreign countries, including without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

        14.4 Entire Agreement. The Agreement, including the Exhibits hereto, constitutes the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

        14.5 Headings. The captions to the several Articles, Sections and Paragraphs hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles, Sections and Paragraphs hereof.

        14.6 Independent Contractors. It is expressly agreed that SIGNAL and ROCHE BIOSCIENCE shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither SIGNAL nor ROCHE BIOSCIENCE shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

        14.7 Waiver. Unless otherwise provided herein, no failure or delay on the part of a party in exercising any right under the Agreement, irrespective of the length of time for which such failure or delay shall continue, shall operate as a waiver of, or impair, any such right. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

        14.8 Further Assurances. The parties shall cooperate with each other and execute and deliver to each other such other instruments and documents and take such other actions as may be reasonable requested from time to time in order to carry out, evidence and confirm the rights and intended purposes of the Agreement.

        14.9 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.

SIGNAL  PHARMACEUTICALS, INC.

By /s/ ALAN J. LEWIS
  -----------------------------

Name Alan J. Lewis
     --------------------------
Title President
      -------------------------


ROCHE BIOSCIENCE, a Division of Syntex (U.S.A.), Inc.

By /s/ JAMES N. WOODY 8/21/96
  -----------------------------

Name  James N. Woody
     --------------------------
Title President
     --------------------------

                                    EXHIBIT A

                                      [***]

                      ***Confidential Treatment Requested

                                    EXHIBIT B

                            CRITERIA LEVEL STANDARDS

[***]
                                      B-1


                      ***Confidential Treatment Requested

                                    EXHIBIT C

                       MOLECULAR TARGETS OF CNS CELL LINES


[***]

                      ***Confidential Treatment Requested

                                    EXHIBIT D

                             ROCHE BIOSCIENCE ASSAYS

None on the Effective Date.

                            CONFIDENTIALITY AGREEMENT

                          SIGNAL PHARMACEUTICALS, INC.

     THIS AGREEMENT, effective December 12, 1996 (the "Effective Date"), by and between Roche Bioscience, a division of Syntex (U.S.A.) Inc. ("Roche Bioscience"), having an address at 3401 Hillview Avenue, Palo Alto, California 94304, and Signal Pharmaceuticals, Inc. ("Signal"), having an address at 5555 Oberlin Drive, San Diego, California 92121, shall govern the conditions of disclosure by Signal and its affiliates to Roche Bioscience of written confidential Information dealing with Signal's bone disease programs ("Information"). This Agreement and any other Agreement specifically excludes Information communicated concerning NF(K)B (ubiquitin).

     1. In consideration of Signal's and its affiliates' disclosure to Roche Bioscience of said Information, Roche Bioscience hereby agrees:

          (a) not to use such Information except for the sole purpose of evaluating its interest therein; and

          (b) not to disclose or transfer Information to others (except to its employees who reasonably require same for the sole purpose hereof and who are bound to it by like obligations as to confidentiality) without the express written permission of Signal, except that Roche Bioscience shall not be prevented from using or disclosing Information that:

               (i) Roche Bioscience can demonstrate by written records was known to Roche Bioscience before the date of disclosure hereunder;

               (ii) is now, or becomes in the future, publicly available other than by breach of this Agreement by Roche Bioscience; or

               (iii) is lawfully disclosed to Roche Bioscience on a non-confidential basis by a third party who is not obligated to Signal or any other party to retain such Information in confidence.

     2. If samples are provided by Signal or its affiliates to Roche Bioscience and Roche Bioscience formulates, modifies and/or tests the samples in any way, Roche Bioscience shall submit all resulting Information and/or test results to Signal. Roche Bioscience shall treat said Information and/or test results in the same manner as Information under the terms of Section 1, above, unless the parties agree otherwise in writing.

     3. It is further agreed that the furnishing of Information under this Agreement shall not constitute any grant, option or license to Roche Bioscience under any patent or other rights now or hereafter held by Signal or any of its affiliates with respect to said Information.

     4. The obligations of Roche Bioscience under the terms of this Agreement shall remain in effect for five (5) years from the date of disclosure.

     5. This Agreement shall be interpreted and enforced in accordance with the law of the State of California (regardless of the choice of law principles of California or any other jurisdiction).

ROCHE BIOSCIENCE, a division           SIGNAL PHARMACEUTICALS, INC.
of Syntex (U.S.A.) Inc.

By         R. ROOTH                    By         /s/ CARL BOBKOSKI
           -------------------------              ------------------------------
Print Name R. Rooth                    Print Name CARL BOBKOSKI
           -------------------------              ------------------------------
Title      ILLEGIBLE                   Title      EVP
           -------------------------              ------------------------------
Date       12 DEC 1996                 Date       12/12/96
           -------------------------              ------------------------------

                       [SIGNAL PHARMACEUTICALS, INC. LOGO]

                           CONFIDENTIALITY OBLIGATIONS

     Signal Pharmaceuticals, Inc. [the Company] requests that Agouron Pharmaceuticals, Inc. (the "Recipient") sign the following confidentiality agreement in connection with your review of certain proprietary business information of the Company as described below.

     The Recipient acknowledges that the Recipient is receiving confidential information, financial information, business plans relating to transcriptional regulation of HPV and its use for the discovery of novel therapeutic agents and other proprietary information of the Company, which plans contain sensitive confidential information about the Company that is valuable to them in their businesses. In addition, the recipient will receive oral information from officers of the Company regarding its plans, strategies and finances. All such information shall be deemed "Confidential Information" unless otherwise provided as below.

     The Recipient and the Company agree [a] that the Confidential Information will be and will remain the sole property of the Company, [b] that all proprietary rights in connection with the Confidential Information will be and will remain the sole property of the Company and [c] that nothing in this Agreement is to be construed as granting or conferring any rights by license or otherwise, expressly or impliedly, for any business strategy, marketing plan, invention, discovery, protocol design or improvement on any of the foregoing, embodied in the Confidential Information disclosed hereunder.

     The Recipient agrees to use the Confidential Information solely for the purpose of evaluating the potential relationship between the Recipient and the Company.

     The Recipient agrees that, for a period of five [5] years from the date upon which this Agreement is accepted you will maintain all Confidential Information in confidence and will refrain from using any such Confidential Information for any purpose, unless so authorized in writing by the Company.

     The Company agrees that no obligation of confidentiality or limitation on use will apply to any information which:

          was known by the Recipient prior to receipt hereunder, as evidenced by written records in your possession; or

          was generally known to the public prior to its receipt by the Recipient hereunder; or

          subsequent to receipt hereunder becomes generally known to the public other than by any act or omission on the Recipient's part; or subsequent to receipt hereunder, is made available to the Recipient by a third party legally entitled to do so; or

          was independently developed by the Recipient without reference to the information received from the Company hereunder, as evidenced by written records in your possession; or

          is required by law, regulation, rule, act or order of any governmental authority to be disclosed.

     Immediately upon written request of the Company, the Recipient will return to the Company any and all written or tangible forms of Confidential Information and all copies thereof, with the exception of one copy to be retained for reference and proof.

The Company represent and warrants that it owns the Confidential Information and has the right to disclose the same to the Recipient.

     The Recipient agrees that this Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the Recipient and the Company with respect to your confidentiality obligations. No waiver or modification will be binding upon either party unless made in writing and signed by you as a duly authorized representative of the Company. The failure of the Company to enforce at any time or for any period of time the provisions of this Agreement will not be construed to be a waiver of such provisions or of the rights to enforce each and every such provision.

     If the foregoing is acceptable to you, please indicate your concurrence by signing the duplicate originals of this Agreement.

By:  /s/ MARK D. CARMAN
     -------------------------------------
     Mark D. Carman, Ph.D.
     Vice President, Corporate Development

Agreed To and Accepted:

     /s/ GARY E. FRIEDMAN
     -------------------------------------
     Signature
     Gary E. Friedman, Esq.                            September 5, 1996
     -------------------------------------             -------------------------
     Vice President and General Counsel
     Name                                              Date


                                              [SIGNAL PHARMACEUTICALS INC. LOGO]

             FIRST AMENDMENT TO COLLABORATIVE RESEARCH AGREEMENT

     THIS FIRST AMENDMENT TO COLLABORATIVE RESEARCH AGREEMENT is entered into effective September 5, 1997 by and between Syntex (U.S.A.) Inc., through its Roche Bioscience division ("Roche Bioscience") and Signal Pharmaceuticals, Inc. ("Signal").

     WHEREAS, the parties entered into a Research Collaboration Agreement dated August 26, 1996 (the "Agreement");

     WHEREAS, under Section 3.3.1(a) of the Agreement, Roche Bioscience has the right to cease providing Program Support if Signal fails to [***]

     WHEREAS, Signal recently delivered to Roche Bioscience what Signal believes is a [***] Roche Bioscience is determining whether what Signal delivered is a [***]

     WHEREAS, Roche Bioscience wishes to have additional time to make such determination and Signal wishes to grant such extension of time to Roche Bioscience.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration receipt of which is hereby acknowledged, the parties agree as follows:

     1. Any defined terms not defined herein shall have the meaning set forth in the Agreement.

     2. Section 3.1.1(a) is hereby amended by deleting "ten (10) days after the end of Year One" at the end of the first sentence and replacing it with "September 30, 1997" so that the first sentence of Section 3.1.1(a) reads as follows:

     If Signal fails to [***] by the end of Year One of the Agreement, then Roche Bioscience, as it sole remedy, has the option to notify Signal that Roche Bioscience shall cease providing Program Support; provided that such notice is delivered to Signal by no later than September 30, 1997.

     3.   All other terms and conditions of the Agreement shall remain the same.

     IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date first written above.


ROCHE BIOSCIENCE                             SIGNAL PHARMACEUTICALS, INC.
a division of SYNTEX (U.S.A.) INC.

By /s/ GAYLE M. MILLS                        By /s/ CARL BOBKOSKI
  --------------------------------              -------------------------
  Gayle M. Mills
  Vice President, Neurobiology               Print Name CARL BOBKOSKI
  Business Unit

                                             Title Executive Vice President

Date 4 September 1997                        Date September 8, 1997

                      ***Confidential Treatment Requested